Exhibit 15.1
September 6, 2006
To the Board of Directors and Stockholders of
PetSmart, Inc.
Phoenix, Arizona
Deloitte & Touche (“D&T” or “we” or “us”) have made a review, in accordance with the standards of the Public Company Accounting Oversight Board (United States of America), of the unaudited interim financial information of PetSmart, Inc. and subsidiaries for the 13-week and 26-week periods ended July 30, 2006 and July 31, 2005, as indicated in our report dated September 6, 2006; because we did not perform an audit, we expressed no opinion on that information.
We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended July 30, 2006, is incorporated by reference in Registration Statement Nos. 33-66738, 33-86946, 33-92878, 33-95050, 33-98170, 333-01632, 333-15655, 333-29431, 333-52417, 333-58605, 333-62828, 333-92160, 333-108160, and 333-135651 on Form S-8.
We are also aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statements prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.
/s/ DELOITTE & TOUCHE LLP
Phoenix, Arizona